                                                                     EXHIBIT 11

                       XCELLENET, INC. AND SUBSIDIARIES

               Computation of Earnings Per Share of Common Stock
           For the Three and Six Months Ended June 30, 1997 and 1996
                   (amounts in thousands, except per share)


                                                                For the Three Months Ended     For the Six Months Ended
                                                                         June 30,                      June 30,
                                                                ---------------------------    -----------------------
                                                                   1997              1996         1997          1996
                                                                ----------         --------    ---------     ---------
Weighted average number of common shares outstanding                8,160            7,204         7,816       7,167

Add  - Shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it
    applies to the computation of primary earnings per share          --               679           778         699
                                                                  -------         --------        ------      -------

Number of common and common equivalent shares outstanding           8,160            7,883         8,594       7,866

Add  - Additional shares of common stock assumed issued upon exercise of stock options using the "treasury stock"
    method as it applies to the computation of fully diluted
    earnings per share                                                --                --           --          --
                                                                  -------         --------        ------      -------

Number of common and common equivalent shares outstanding
  assuming full dilution                                            8,160            7,883         8,594       7,866
                                                                  =======         ========        ======      ======


Net income (loss)                                                 $   (32)        $    363        $1,097      $1,229
                                                                  =======         ========        ======      ======


Earnings (loss) per share:

    Primary                                                       $ (0.00)        $   0.05        $ 0.13      $ 0.16
                                                                  =======         ========        ======      ======

    Fully diluted                                                 $ (0.00)        $   0.05        $ 0.13      $ 0.16
                                                                  =======         ========        ======      ======


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A single presentation of primary earnings per share is made on the Consolidated
Statements of Operations because the effect of assuming full dilution is insignificant in each period presented.